Exhibit 4.2
CERTIFICATE OF DESIGNATION,
RIGHTS AND PREFERENCES
OF THE
SERIES B PREFERRED STOCK
OF
BENTON OIL AND GAS COMPANY
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     BENTON OIL AND GAS COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that pursuant to the authority conferred upon the Board of Directors of the Corporation by Article 4 of the Certificate of Incorporation, as amended, of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting duly called and held on April 28, 1995, adopted, the following resolution creating a series of authorized but unissued Preferred Stock, $.01 par value, designated as Series B Preferred Stock:
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock of the Corporation and hereby fixes the designation and the amount thereof and the powers, preferences and relative participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as follows:
     1. Designation and Amount. The shares of such series shall be designated as “Series B Preferred Stock,” par value $.01 per share, and the number of shares constituting such series shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
     2. Dividends and Distributions.
          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time after May 19, 1995 (the “Rights Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series B Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.
     3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:
          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) Except as otherwise set forth herein or as required by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
          (C) Except as otherwise set forth herein or as required by law, the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with the holders of Common Stock as set forth herein) for taking any corporation action.
     4. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
          (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;
          (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.
          (iii) redeem or purchase or otherwise acquire for consideration shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Stock; or
          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock or any shares of stock ranking on a parity (either as to dividends or upon dissolution, liquidation or winding up) with the Series B Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     6. Liquidation. Dissolution or Winding Up.
          (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock or of other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received, per share, the greater of $100.00 or 100 times (subject to adjustment as hereinafter set forth) the aggregate amount to be distributed per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”).
          (B) In the event that upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, there are not sufficient assets remaining to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity (either as to dividends or upon, liquidation, dissolution or winding up) with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity stock in proportion to the amount to which the holders of all such shares are entitled to receive upon such liquidation, dissolution or winding up.
          (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the aggregate amount to which holders of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     7. Consolidation. Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     8. Redemption. The shares of Series B Preferred Stock shall not be redeemable.

     9. Ranking. The Series B Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
     10. Fractional Shares. Series B Preferred Stock may be issued in fractions (including, but not limited to, one hundredths) of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.
     11. Amendment. The Certificate of Incorporation and the Bylaws of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series B Preferred Stock, voting separately as a class.
     IN WITNESS WHEREOF, Benton Oil and Gas Company has caused this Certificate of Designation, Rights and Preferences of the Series B Preferred Stock to be duly signed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 28th day of April, 1995.

BENTON OIL AND GAS COMPANY
By:
A.E. Benton, Chairman of the Board,
President and Chief Executive Officer

Attest:

Toni L. Jackson, Secretary

EXHIBIT B
[Form of Rights Certificate]

Certificate No. R- Rights
NOT EXERCISABLE AFTER APRIL 28, 2015 OR EARLIER IF NOTICE OF REDEMPTION IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.01 PER RIGHT ON THE TERMS SET FORTH IN THE THIRD AMENDED AND RESTATED RIGHTS AGREEMENT. [THE RIGHTS REPRESENTED BY THIS RIGHTS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN AFFILIATE OR AN ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE THIRD AMENDED AND RESTATED RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME VOID UNDER THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE THIRD AMENDED AND RESTATED RIGHTS AGREEMENT.] 1
RIGHTS CERTIFICATE
HARVEST NATURAL RESOURCES, INC.
     This certifies that                                         ,or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Third Amended and Restated Rights Agreement, dated as of August 23, 2007 (the “Rights Agreement”), between Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N. A. (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior the Expiration Date (as such term is defined in the Rights Agreement) at the office of the Rights Agent, or its successors as Rights Agent, designated for such purpose, one one-hundredth of a fully-paid non-assessable share of Series B Preferred Stock, $.01 par value (the “Preferred Shares”), of the Company (or other securities or property, as provided in the Rights Agreement), at a purchase price of $60 per one one-hundredth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the appropriate Form of Election to Purchase and Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of Preferred Shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of the close of business on August 23, 2007, based on the Preferred Shares as constituted at such date.
     As provided in the Rights Agreement, the Purchase Price and the number of Preferred Shares (or other securities or property which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate) are subject to modification and adjustment upon the happening of certain events.
     This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights,

[1]	The portion of the legend in brackets shall be inserted only if applicable.

limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the principal executive offices of the Company and are also available upon written request to the Company.
     This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Rights Certificate or Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
     Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may, but are not required to, be redeemed by the Company at a redemption price of $.01 per Right.
     No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.
     No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.
     This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Dated:

ATTEST:	HARVEST NATURAL RESOURCES, INC.

By:

Title:	Title:

Countersigned:
WELLS FARGO BANK, N. A.,
as Rights Agent

By:
Authorized Signatory

[Form of Reverse Side of Rights Certificate]
FORM OF ASSIGNMENT
(To be executed by the registered holder if such
holder desires to transfer the Rights Certificates.)
     FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers unto

(Please print name and address of transferee)
this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                 Attorney to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:

Signature	Signature

Signature(s) Guaranteed:

CERTIFICATE
The undersigned hereby certifies by checking the appropriate boxes that:
     (1) the Rights evidenced by this Rights Certificate [ ] are [ ] are not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement); and
     (2) after due inquiry and to the best knowledge of the undersigned, the undersigned [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:

Signature
NOTICE
     The signature to the foregoing Assignment must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to exercise the Rights Certificate.)
TO: HARVEST NATURAL RESOURCES, INC.
     The undersigned hereby irrevocably elects to exercise                                                      Rights represented by this Rights Certificate to purchase the Preferred Shares (or such other securities of the Company) issuable upon the exercise of such Rights and requests that certificate for such Preferred Shares (or other securities of the Company) be issued in the name of:

(Please print name and address)

(Please insert social security or other identifying number)
If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

(Please print name and address)

(Please insert social security or other identifying number)

Dated:

Signature	Signature

Signature(s) Guaranteed:

CERTIFICATE
     The undersigned hereby certifies by checking the appropriate boxes that:
     (1) the Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement); and
     (2) after due inquiry and to the best knowledge of the undersigned, the undersigned [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:

Signature
NOTICE
     The signature to the foregoing Form of Election to Purchase must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.
     In the event the Certificate set forth above in the Forms of Assignment and Election to Purchase is not completed, the Company will deem the beneficial owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and, in the case of an Assignment, will affix a legend to that effect on any Rights Certificates issued in exchange for his Rights Certificate.

EXHIBIT C

HARVEST NATURAL RESOURCES, INC.
Summary of Preferred Share Purchase Rights
     On April 28, 1995, the Board of Directors of Harvest Natural Resources, Inc. (the “Company”) declared a dividend distribution of one preferred share purchase right (the “Right”) for each outstanding share of common stock, $.01 par value, of the Company (the “Common Shares”) to shareholders of record as of the close of business on May 19, 1995 (the “Record Date”). The Board of Directors of the Company further declared that one Right be distributed with each Common Share issued after the Record Date but prior to the Distribution Date (as defined below) or the earlier expiration, exchange, redemption or termination of the Rights. On September 16, 2003, the Board of Directors of the Company approved an amendment and restatement of the rights agreement governing the Rights. Effective March 31, 2005, the Board of Directors of the Company approved a second amendment and restatement of the rights agreement governing the Rights, which, among other things, extended the term of the original Rights Agreement to April 28, 2015. Effective August 23, 2007, the Board of Directors of the Company approved a third amendment and restatement of the rights agreement governing the Rights (the “Third Amended and Restated Rights Agreement”). Under the Third Amended and Restated Rights Agreement, and except as set forth below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, $.01 par value, of the Company (the “Preferred Shares”) at a price of $60 per one one-hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Third Amended and Restated Rights Agreement, between the Company and Wells Fargo Bank, N. A., as Rights Agent (the “Rights Agent”).
     Initially, the Rights will be attached to the Common Shares then outstanding, and no separate certificates evidencing the rights (“Rights Certificates”) will be issued. The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier to occur of (i) 10 days following the first date (the “Shares Acquisition Date”) of a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares of the Company (with certain exceptions), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer for Common Shares of the Company the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 15% or more of such outstanding Common Shares (the earlier of such dates being referred to as the “Distribution Date”). However, a person or group of affiliated or associated persons will not be deemed to be an “Acquiring Person” (i) as a result of share purchases by the Company reducing the number of Common Shares outstanding (provided such person or group does not acquire additional Common Shares), (ii) if such person or group inadvertently became an Acquiring Person and so notifies the Board of Directors within five business days and within two business days after such notice divests itself of enough Common Shares so as to no longer have the beneficial ownership of 15% of the outstanding Common Shares, or (iii) if within ten business days after the Company learns that such person or group may have become an Acquiring Person, the Board of Directors determines that such person or group should not be deemed an Acquiring Person.
     Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding on or after the Record Date, by such Common Share certificates with a copy of this Summary of Rights attached thereto. The Third Amended and Restated Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common

Shares. Until the Distribution Date (or earlier redemption, exchange, expiration or termination of the Rights), new Common Share certificates issued after the date of the Third Amended and Restated Rights Agreement upon transfer or new issuance of the Common Shares will contain a notation incorporating the Third Amended and Restated Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, expiration or termination of the Rights), the surrender for transfer of any certificates for Common Shares outstanding on or after the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Rights Certificates alone will evidence the Rights.
     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on April 28, 2015, unless earlier redeemed, exchanged or terminated as provided below.
     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for Preferred Shares, certain convertible securities or securities having the same or more favorable rights, privileges and preferences to the Preferred Shares at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).
     In the event that a Person becomes an Acquiring Person (other than pursuant to a tender offer or exchange offer for all outstanding Common Shares at a price and on terms determined by at least a majority of the members of the Company’s Board of Directors who are not officers of the Company and are not Acquiring Persons or affiliates or associates thereof to be both adequate and otherwise in the best interests of the Company and its shareholders (a “Permitted Offer”)), then proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person or affiliates or associates thereof) will thereafter have the right to receive, upon exercise, that number of Common Shares of the Company having a market value of two times the exercise price of the Right. In the event that the Company does not have a sufficient number of Common Shares available, the Company may, among other things, instead substitute cash, assets or other securities for the Common Shares into which the Rights would have otherwise been exercisable.
     In the event that, after the Shares Acquisition Date, the Company consolidates or merges with another entity (whether or not the Company is the surviving corporation) or the Company sells or otherwise transfers 50% or more of its consolidated assets or earnings power, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person or affiliates or associates thereof) will thereafter have the right to receive, upon exercise, that number of Common Shares of either the Company, in the event that the Company is the surviving corporation of a merger or consolidation, or of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred), which at the time of such transaction would have a market value of two times the exercise price of the Right (unless the transaction satisfies certain conditions, and is consummated with a person pursuant to a Permitted Offer, in which case the Rights will terminate).
     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.
     At any time prior to the earliest to occur of: (i) the tenth day following the Shares Acquisition Date or (ii) the Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”). Immediately upon the action of the Board of Directors of the Company ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
     Subject to applicable law, the Board of Directors, at its option, may, at any time after a person or group becomes an Acquiring Person but prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, exchange all or part of the then outstanding Rights (other than Rights beneficially owned by an Acquiring Person or affiliates or associates thereof) for Common Shares at an exchange ratio of one Common Share per Right, subject to adjustment.
     The Preferred Shares purchasable upon exercise of the Rights will not be redeemable and will be, in ranking as to dividend and liquidation preferences, senior to the Common Shares, but junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such preferred stock). Each Preferred Share will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each Common Share but in no event less than $10.00. In the event of liquidation, the holders of Preferred Shares will be entitled to a preferred liquidation payment equal to the greater of $100.00 or 100 times the payment made per each Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount and type of consideration received per Common Share. The rights of the Preferred Shares as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Fractional Preferred Shares will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares (other than fractions that are multiples of one one-hundredth of a share), an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.
     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.
     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights at any time to cure any ambiguity or to correct or supplement any defective or inconsistent provisions and may, prior to the Distribution Date, be amended to change or supplement any other provision in any manner that the Company may deem necessary or desirable. After the Distribution Date, the terms of the Rights may be amended (other than to cure ambiguities or to correct or supplement defective or inconsistent provisions) only so long as the amendment does not adversely affect the interests of the holders of the Rights (other than the Acquiring Person).
     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company because the Board of Directors may, at its option, at any time prior to ten days after the Shares Acquisition Date, redeem all but not less than all the then outstanding Rights at the Redemption Price.

     A copy of the Third Amended and Restated Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to an amendment to a Registration Statement on Form 8-A. A copy of the Third Amended and Restated Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Rights Agreement, which is hereby incorporated herein by reference.